Exhibit 99.1

ARES CAPITAL CORPORATION RECEIVES NEW FINANCING COMMITMENT

Expands ARCC Revolving Credit Facility

New York, NY—January 26, 2009—Ares Capital Corporation (NASDAQ: ARCC) announced today that it received a new $15 million commitment from City National Bank, which will increase ARCC’s current $510 million revolving credit facility to $525 million.  This increase was pursuant to the facility’s “accordion” feature, which allows total capacity under the facility of up to $765 million under certain circumstances.  The pricing and other terms of the revolving credit facility remain unchanged.

“We are extremely pleased to have completed this expansion under our existing credit facility, and these funds will provide additional capital for growth and support of our existing portfolio companies.  This is another demonstration of our ability to access capital in this difficult market environment. We are also delighted to add City National Bank to ARCC’s growing list of quality lending institutions” said ARCC President Michael Arougheti.

“City National is proud to support Ares Capital and provide another source of growth for ARCC’s existing portfolio companies, many of which are mid-sized businesses,” said Bob Iritani, manager of specialty banking for City National Bank in Los Angeles.  “In these troubled economic times, we are pleased to work with a top-tier specialty finance company like Ares Capital to help middle market companies get access to the capital they need now more than ever.”

About City National Bank

City National Corporation’s wholly owned subsidiary, City National Bank, provides banking, investment and trust services through 62 offices, including 15 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada and New York City. City National and its eight majority-owned investment affiliates manage or administer $47.5 billion in client investment assets, including more than $30.8 billion under direct management.

For more information about City National, visit the company’s Website at www.cnb.com.

About Ares Capital Corporation

Ares Capital Corporation is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle market companies.  Ares Capital Corporation invests primarily in first and second lien loans and mezzanine debt, which in some cases includes an equity component.  To a lesser extent, Ares Capital also makes equity investments.  The company is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, an SEC registered investment advisory management firm with approximately $29 billion of committed capital under management as of December 31, 2008.  Ares Capital Corporation is a closed-end, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act of 1940.  Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital Corporation’s filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

ARCC Investor Contact:

Carl Drake

(310) 201-4200